Exhibit 8.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

301 South College Street | Twenty-Third Floor Charlotte, NC 28202 T 704.417.3000 F 704.377.4814 nelsonmullins.com

February 12, 2024

Digital World Acquisition Corp.

3109 Grand Ave, #450

Miami, Florida 33133

Re:  Registration Statement on Form S-4 (File No. 333-264965)

Ladies and Gentlemen:

We have acted as counsel to Trump Media & Technology Group Corp, a Delaware Corporation (“TMTG”) in connection with the proposed merger (the “Merger”) of DWAC Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Digital World Acquisition Corp., a Delaware corporation (“Digital World”), with and into TMTG, pursuant to an Agreement and Plan of Merger, dated as of October 20, 2021 (as amended by the First Amendment to Agreement and Plan of Merger, dated May 11, 2022, the Second Amendment to Agreement and Plan of Merger, dated August 9, 2023, the Third Amendment to Agreement and Plan of Merger, dated September 29, 2023, and as it may be further amended or supplemented from time to time), (the “Merger Agreement”), by and among Digital World, Merger Sub, TMTG, ARC Global Investments II, LLC, a Delaware limited liability company, in the capacity as the representative of the stockholders of Digital World, and TMTG’s General Counsel in his capacity as the representative of the stockholders of TMTG. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time”. This opinion is being rendered to you in connection with the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) initially filed by Digital World on [XX], including the proxy statement/prospectus forming a part thereof (the “Proxy Statement/Prospectus”), relating to the transactions contemplated by the Merger Agreement. For purposes of this opinion, capitalized terms used and not otherwise defined shall have the meaning ascribed thereto in the Merger Agreement.

This opinion relates to the tax consequences of the transactions described in the Merger Agreement and the discussion of the Business Combination as set forth in the Registration Statement.

Digital World Acquisition Corp.

November 10, 2023

Representations and Assumptions

In providing this opinion, we have assumed (without any independent investigation or review thereof) that all original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Merger; all factual representations, warranties, and statements made or agreed to by the parties to the Merger Agreement and related agreements (collectively, the “Agreements” and, together with the Registration Statement, the “Documents”), are true, correct, and complete as of the date hereof and will remain true, correct, and complete through the consummation of Transactions (as defined below), in each case without regard to any qualification as to knowledge, belief, materiality, or otherwise; the descriptions of TMTG and Digital World in the Registration Statement, the public filings filed in connection with Digital World’s listing on Nasdaq, and Digital World’s other public filings are true, accurate, and complete; the description of the Merger and other transactions related to the Merger (together, the “Transactions”) in the Registration Statement is and will remain true, accurate, and complete, the Merger will be consummated in accordance with such description and with the Merger Agreement and the other Agreements, without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable corporate law as described in the Merger Agreement and the other Agreements; the Documents represent the entire understanding of the parties with respect to the Merger and other Transactions, there are no other written or oral agreements regarding the Transactions other than the Agreements, and none of the material terms and conditions thereof have been or will be waived or modified; TMTG and Digital World will treat the Merger for U.S. federal income tax purposes in a manner consistent with the opinion set forth below; and all applicable reporting requirements have been or will be satisfied.

The opinion set forth below is based on the Code, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the Merger, or any of the transactions related thereto, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Digital World Acquisition Corp.

November 10, 2023

Opinion

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, it is our opinion that the Merger should qualify as a reorganization under Section 368(a) of the Code.

We further confirm that the statements set forth in the Registration Statement insofar as they address the material U.S. federal income tax considerations with respect to the Merger, and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications, and limitations stated herein and therein.

We hereby consent to be named in the Registration Statement and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

Very truly yours,

/s/ NELSON MULLINS RILEY & SCARBOROUGH LLP